CG FUNDS TRUST
FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT effective as of the 20th day of January, 2015, to the Distribution Agreement, dated as of December 5, 2013, (the “Agreement”), is entered into by and between CG Funds Trust f/k/a Capital Guardian Funds Trust, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (“Distributor”). CG Asset Management, LLC f/k/a Capital Guardian Asset Management,  LLC, a North Carolina limited liability company and the investment advisor to the Trust (the “Advisor”), is a party hereto with respect to Section 5 (Compensation) only.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to change the name of the Trust from Capital Guardian Funds Trust to CG Funds Trust, to change the name of the advisor from Capital Guardian Asset Management, LLC to CG Asset Management, LLC and to change the name of the fund from the Capital Guardian Core Balanced Fund to the CG Core Balanced Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Effective as of January 20, 2015, Capital Guardian Funds Trust shall be known as CG Funds Trust.  Accordingly, all references to the Capital Guardian Funds Trust in the Agreement shall be replaced with CG Funds Trust.

Effective as of October 10, 2014, Capital Guardian Asset Management, LLC became known as CG Asset Management, LLC.  Accordingly, all references to the Capital Guardian Asset Management, LLC in the Agreement shall be replaced with CG Asset Management, LLC.

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CG FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Michael R. Linburn	By: /s/ James R. Schoenike

Name: Michael R. Linburn	Name: James R. Schoenike

Title: EVP and Secretary	Title: President

CG ASSET MANAGEMENT, LLC (with respect to section 5, Compensation, only)

By: /s/ Michael R. Linburn

Name: Michael R. Linburn

Title: Secretary

Amended Exhibit A to the Distribution Agreement – CG Funds Trust

Separate Series of CG Funds Trust

Name of Series

CG Core Balanced Fund